Jefferies Financial Services Conference June 20, 2007 EXHIBIT 99.1

Important General Information Some of the statements herein are "forward looking statements" that involve risks, uncertainties and assumptions with respect to us, including some statements concerning the transactions described in this presentation, future results, targeted returns, plans, goals and other events which have not yet occurred. These forward looking statements involve risks and uncertainties, including statements as to: higher than expected prepayment rates on the mortgages underlying our mortgage securities holdings; our inability to obtain favorable interest rates or margin terms on the financing that we need to leverage our positions; increased rates of default on our loan portfolio, and decreased recovery rates on defaulted loans; flattening or inversion of the yield curve, reducing our net interest income on our financed mortgage securities positions; our inability adequately to hedge our holdings sensitive to changes in interest rates; narrowing of credit spreads, thus decreasing our net interest income on future credit investments; changes in REIT qualification requirements, making it difficult for us to conduct our investment strategy; lack of availability of qualifying real estate-related investments; disruption in the services we receive from our Manager, such as loss of key personnel; our failure to complete the proposed acquisition of our Manager, and if the acquisition is completed, our failure to transition successfully to internal-management status and the possible impairment of the Manager's business from becoming a REIT subsidiary; our inability to continue to issue collateralized debt obligation vehicles; adverse changes in accounting principles, tax law, or legal requirements; competition with other REITs for investments with limited supply; and changes in the general economy or the debt markets in which we invest. These forward looking statements are based on our current expectations, speak only as of the date of this presentation and are susceptible to various risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from those expressed or implied by such forward looking statements, as well as from past results. Many important factors could affect our future results, causing them to differ materially from those expressed or implied in the forward looking statements herein. All future written and oral forward-looking statements relating to us are expressly qualified in their entirety by the above cautionary statements. New risks and uncertainties arise from time to time, and we cannot predict their effect on us. All of the statements herein are qualified in their entirety by the risk factor and other disclosures contained in our reports filed with the SEC. We assume no obligation to update the information herein.

Management Attendees Jonathan Trutter, CEO of DFR Chief Investment Officer of Deerfield Capital Management LLC Former Managing Director at Scudder Kemper Investments Robert Grien, President of DFR Diversified Background in Leveraged Finance Former Chief Credit Officer of DLJ Investment Banking Aaron Peck, Managing Director Senior Portfolio Manager for DFR Previously at Black Diamond Capital Management, Citigroup and Merrill Lynch

Strategic Fit-Internalize Portfolio Management Diversified financial company that expects to generate attractive returns Flexible tax-advantaged structure with ability to employ leverage Blends a lower risk mortgage strategy with alternative fixed income investments Further diversification into alternative assets is expected to enhance portfolio yields and returns Well-established SEC-registered fixed income alternative asset manager Fee-based business model with strong growth potential Manages a variety of fixed income-focused vehicles, including CDOs, hedge funds, separate accounts and DFR Diverse fixed income expertise across corporate credit, ABS, mortgages and government bonds Capital appreciation potential through enhanced growth and higher potential for multiple expansion Comprehensive fixed income-focused alternative asset management platform Highly scalable business model Diversification of revenue streams Efficient operating structure Expands targeted investor base Internalize Portfolio Management Revenues driven by investment income Revenues driven by third-party fee streams Growth and revenue diversification

DFR acquisition of DCM Internalizes management Fully aligns interest of management with its shareholders Catalyst to grow earnings multiple Creates more efficient cost structure Diversifies and expands revenue streams Accelerates growth in fee-based, non-capital-intensive business lines Enhances the ability to launch and seed new products Faster transition from mortgage-related assets to higher-yielding alternative assets Potentially accretive to ROE, adjusted cash earnings and cash available for dividends Enhances the ability to attract and retain talented people (1) (1) Reflects taxable net income plus non-cash purchase accounting amortization expense. Compelling Strategic Rationale

DFR + DCM: A Powerful Combination 2006A Revenues: $97.3M 2006A Revenues: $92.4M Net Revenue from Alternative Assets 42.7% Net Revenue from RMBS 52.9% Other 4.4% Base Management Fees(1) 62.4% Incentive Fees(1) 33.2% (1) Including fees from DFR. (2) Excluding fees from DFR. PF 2006 Revenues of $170.7M excludes certain adjustments made in the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ending December 31, 2006, that appeared on page 86 of the Preliminary Proxy Statement filed with the SEC on May 25, 2007. Specifically, the Pro Forma DFR Combined Total net revenues of $144.0 million plus Net other income and other gain of $11.3 million, or a total of $155.3 million has been incrementally adjusted for the following items (as detailed on page 86 through 90 of the Preliminary Proxy Statement): - $12.9 million of pro forma Interest expense on the anticipated borrowing of $155 million - $2.0 million of historical DFR Provision for loan losses - Other items for a net total of $0.5 million Alternative Assets 24.3% Base Management Fees(2) 24.6% Incentive Fees(2) 16.0% Other 4.9% RMBS 30.2% Other 4.4% PF 2006 Revenues: $170.7M(2,3)

Pro Forma AUM Base Diversified Assets Under Management Planned continued expansion into long-term/permanent capital vehicles will continue to diversify AUM and increase stability of cash flows (1) For the year ended December 31, 2006. CLOs 18.5% Hedge Funds 4.2% RMBS 36.3% Alternative Assets 5.0% CDOs 34.5% Managed Accounts 1.6% AUM by Product(1)

Seeding New Products Can Enhance Return on Investment 1 Targeted returns are estimates and not assurances , and should not be relied upon as indicators of future performance. They are based on various assumptions, such as the continuation of historical returns of particular asset classes, which may prove to be incorrect. Return on Seed Investment to DFR is calculated prior to any added costs including additional staffing needs, marketing costs or other costs associated with launching new products, some of which may be significant. Total Return on Seed Investment (including fees) 1

Dividend Payout - Attractive Current Yield 1st quarter annualized dividend - $1.68 per share Current yield on 1st quarter annualized dividend rate = 10.6%1 LTM 3/31/07 total dividends2 - $1.62 per share Current yield on LTM dividend rate = 10.3%1 Capital Appreciation Potential Through Multiple Expansion Current price to book3 - 1.18x Average price to book for our current peer group4 -1.71x Current Trading Metrics 1 Based on closing share price of $15.78 on June 11, 2007 and Q1 2007 dividend of $0.42. 2 Represents last 4 dividends paid and/or announced. Dividends were paid on 8/28/06, 11/27/06, 1/30/07 and 5/30/07. 3 Based on closing share price of $15.78 on June 11, 2007 and Stockholders' Equity at March 31, 2007. 4 Based on closing share prices on June 11, 2007. Peer group in our judgment includes CSE, KFN, NCT, RSO and SFI. Source: Bloomberg

Our Unique Positioning Sets Us Apart [1]

	DEERFIELD TRIARC Capital Corp	Specialty Finance Companies	Business Development Companies	Commercial Mortgage REITs	Residential Mortgage REITs	Agency Mortgage REITs
Proprietary Origination Network	YES	YES	YES	YES	YES	NO
Potential to Create Franchise Value	YES	YES	YES	YES	YES	NO
Diversification Across Asset Classes	YES	MODERATE	NO	NO	NO	NO
Diversification Across Industries	YES	YES	YES	YES	NO	NO
Credit Infrastructure	YES	YES	YES	YES	YES	NO
Interest Rate Exposure	LOW	MODERATE	LOW	LOW	MODERATE	HIGH
Balance Sheet Flexibility	YES	YES	NO	YES	YES	YES
Efficient, Low Cost Operating Structure	YES	NO	YES	YES	YES	YES
Tax Efficient Structure	YES	NO	YES	YES	YES	YES
Average P/B [2]	1.2x	1.9x	1.4x	1.8x	1.3x	1.0x
Tickers	DFR	ACF, CIT, GMT, NNI	ACAS, AINV, ALD, ARCC, GLAD, MCGC	ABR, CSE, GKK, NCT, SFI, RAS	AHM, RWT, TMA	NLY, ANH, CMO, LUM, MFA

1 Low, Moderate and High ratings reflect subjective judgments.
2 P/B = Share Price divided by Book Value per Share.

Source: Bloomberg data as of June 11, 2007

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A Balanced Approach to Investing Other Alternative Assets: Diversified Portfolio Designed to Limit Risks and Enhance Returns Real Estate: Qualifying Alternative Assets: 1 Targeted returns are estimates and not assurances, and should not be relied upon as indicators of future performance. They are based on various assumptions, such as the continuation of historical returns of particular asset classes, which may prove to be incorrect. Targeted Equity Capital Allocation: 10-15% Targeted ROE: 15%1 RMBS (Agency / AAA) CMBS Targeted Equity Capital Allocation: 35-45% Targeted ROE: 8-13%1 ABS held in CDO CMBS CRE Loans / Mezzanine Bank Loans Public High Yield Bonds Mezzanine / Bridge Loans Equity (Preferred & Common) Targeted Equity Capital Allocation: 45-50% Targeted ROE: 20%+1

Supplemental Financial Information 1

Portfolio Breakdown - Total Invested Assets ($ in Millions) Carrying Value as of March 31, 2007 Loans Syndicated Bank Loans 1st Lien Loans 2nd Lien Loans Subordinated Loans Commercial Real Estate Loans Asset-Backed Securities High Yield Bonds Common and Preferred Equities Opportunistic Mortgage Investments Credit Default Swaps Other Investments 1 Does not include $2.7 million of total return swaps and credit default swaps on senior secured bank loans. Numbers are reported gross of the $3.8 million of allowance for loan losses.

Proprietary Origination DFR has access to a vast array of investment opportunities DFR has a large universe of contacts from which to select what it considers the best opportunities M&A Boutiques Investment Banks Hedge Funds Trading Desks Financial Sponsors Entrepreneurs Capital Markets Desks Bank Loans Mezzanine High Yield Private Equity Distressed Debt

Alternative Investment Deployment 3/31/07 Portfolio Alternatives Qualifying Alternative Assets RMBS Allocation 0.294 0.053 0.652 Current Estimated Equity Deployment Once optimized, with a significant portion of equity allocated to alternative investments and the asset management platform, DFR has the potential to generate high teens dividend yield to investors at the current share price 1 1 Based on closing share price of $15.78 on June 11, 2007.

MBS Strategy Designed to Reduce Volatility Interest rate and liquidity risk on MBS portfolio actively managed to limit volatility and preserve capital $7.7 billion of repos at 3/31/07; agreements with 11 counterparties with weighted average borrowing rate of 5.32% Partially hedged to reduce net duration on mortgage portfolio to 1 year or less - (0.09) years as of March 31st Estimated impact on the fair value of our RMBS investments and interest rate swaps and floors at 3/31/07 Assumes rates instantaneously rise or fall by 100 basis points Assumes no repositioning of portfolio in response to interest rate movement

Current RMBS Portfolio As of March 31, 2007 1 Includes securities classified as both available-for-sale and trading. 2 Interest-only and principal-only strips represent solely the interest or principal portion of a security. Therefore the par amount reflected should not be used as a comparison to fair value. n /m - not meaningful The mortgage portfolio is dynamically managed to seek to take advantage of opportunities along the mortgage curve The portfolio's exposure to longer-maturity mortgages has increased, as flattened yield curve allows for cost-effective hedging We remain opportunistic when reinvesting proceeds from prepayments

DFR In Action! Successful deployment of two separate capital raises; portfolio optimization continues on target Applied CDO financing in multiple asset classes achieving attractive permanent financing. CDO's structured and managed by the experienced professionals at Deerfield Conservative mortgage strategy dampened portfolio volatility and limited mark to market impact during a volatile period Solid growth in dividends per share! 1Q 2005 2Q 2005 3Q 2005 4Q 2005 1Q 2006 2Q 2006 3Q 2006 4Q 2006 1Q 2007 East 0.225 0.35 0.3 0.35 0.36 0.38 0.4 0.42 0.42 IPO June 2005

Our Goals Optimize portfolio by increasing exposure to Alternative Assets and fee-based revenues associated with asset management Increase proprietary deal flow in the Alternative Asset portion of our investment portfolio to 50-60% Grow DFR's exposure to Commercial Real Estate lending Grow AUM by seeding new product launches Achieve term funding for significant portion of Alternative Assets held in Wachovia Facility Continue to generate attractive spread in RMBS portfolio, while maintaining low interest rate sensitivity

Financial Summary